Exhibit 10.1

CIVITAS SOLUTIONS, INC.

August 19, 2015

Edward M. Murphy

Re:	Retirement Letter Agreement and Release

Dear Ned:

This letter agreement (this “Letter Agreement”) will confirm our understanding with regard to your retirement from Civitas Solutions, Inc. (the “Company”).

1. Retirement. Your last day of work with the Company and your retirement date will be December 31, 2015 (your “Retirement Date”). You will resign all of your positions at the Company and its affiliates as of your Retirement Date, including as the Executive Chairman of the Board of Directors of the Company (the “Board”), and you will execute such additional documents as requested by the Company to evidence the foregoing. Your Retirement Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates and will be a “Separation from Service” within the meaning of Treas. Reg. §409A-1(h). Notwithstanding the foregoing, you shall remain as a member of the Board and shall become the non-executive Chairman of the Board upon your Retirement Date, and shall be entitled to serve in that role through the end of your current term ending at the Company’s annual meeting of shareholders expected to be held in March, 2016, at which and following which you will not seek reelection and will not be further nominated to continue as a member of the Board. Prior to the Retirement Date, your employment shall continue to be governed in all respects by that certain Third Amended and Restated Employment Agreement by and between you and the Company dated September 17, 2014 (the “Employment Agreement”). In the event that you do not remain employed with the Company through the Retirement Date, the termination of your employment shall be governed exclusively by the Employment Agreement and not this Letter Agreement, and this Letter Agreement shall have no further force or effect.

2. Retirement Benefits. In consideration for your execution of a general release of claims as provided in paragraph 6 hereof, your continued compliance with your post-termination obligations under the Employment Agreement, and the other promises contained herein, following your Retirement Date, you will receive the severance benefits described in Section 6(b) of the Employment Agreement in accordance with all of the terms and conditions thereof. For purposes of clarity, you are a “Specified Employee” (as defined under Section 409A of the US Internal Revenue Code) and accordingly the severance benefits described in Section 6(b) of the Employment Agreement shall be delayed until July 1, 2016. Any severance benefits delayed as result will be paid to you in a lump sum on first regular payroll date following July 1, 2016 and thereafter the severance benefits will be paid in accordance with the terms and conditions of Section 6(b) of the Employment Agreement. Notwithstanding anything to the contrary in the Employment Agreement, following the date hereof you will not have Good Reason (as defined in the Employment Agreement) to terminate your employment prior to the Retirement Date on account of any of the changes to your employment with the Company contemplated in this Letter Agreement.

3. LLC Cooperation. You will remain a member of NMH Investment, LLC (the “LLC”) and remain bound by the terms and conditions of the Amended and Restated Securityholders Agreement Dated as of September 16, 2014 among the LLC and Other Parties Thereto and the LLC’s Seventh Amended and Restated Limited Liability Company Agreement dated as of September 16, 2014 for so long as you remain a member. In connection with any future pro rata distribution of assets, including, without limitation, Company common stock, from the LLC to the members of the LLC, you, in your capacity as a member of the LLC, agree to cooperate and to execute such documents as may be reasonably requested by the LLC to facilitate the distribution, including, without limitation, a joinder agreement to the Registration Rights Agreement dated September 22, 2014 between the Company and the LLC (as may be amended from time to time, the “Registration Rights Agreement”), pursuant to which you will become a party to the Registration Rights Agreement and become subject to the rights and obligations thereunder.

4. LLC Equity Treatment. Provided that you remain employed with the Company through the Retirement Date, the LLC agrees that your Class H Units issued pursuant to that certain Management Unit Subscription Agreement dated as of September 14, 2012 and amended as of September 22, 2014 (the “H Unit Agreement”) shall remain outstanding following your Retirement Date and shall have the opportunity to become “Vested Units” upon the MOI Satisfaction Date (as defined in the H Unit Agreement), notwithstanding anything to the contrary in Section 2.5(a) of the H Unit Grant Agreement.

5. Stock Options. Provided that you remain employed with the Company through the Retirement Date, the Company agrees that, notwithstanding anything to the contrary in that certain Nonqualified Stock Option Agreement by and between you and the Company, dated as of September 16, 2014, (the “Options”) and issued pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”), your Retirement Date shall not constitute a “Termination” for purposes of the Options so long as you continue as a member of the Board following your Retirement Date. For the avoidance of doubt, the end of your service on the Board shall constitute a “Termination” for purposes of the Options, and you shall have ninety (90) days following such “Termination” to exercise any Options that are vested at such time.

6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Letter Agreement, as provided under the terms of a Company employee benefit plan in which you participate or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Retirement Date.

7. Release. Any and all amounts payable and benefits or additional rights contemplated by paragraph 2 hereof will only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company in the form attached on Exhibit A hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) by you within sixty (60) days following the Retirement Date.

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8. Restrictive Covenants; Survival. You hereby (a) reaffirm the rights and obligations under Sections 7 through 10 of the Employment Agreement, and (b) understand, acknowledge and agree that such rights and obligations will survive your retirement from the Company and remain in full force and effect in accordance with all of the terms and conditions thereof. While your obligations under Sections 7 through 10 of the Employment Agreement remain in force, you may request the written approval of the Board to serve as an officer, director, agent or employee of another business enterprise. Notwithstanding the restrictions set forth in Section 9 of the Employment Agreement, you may retain your current Company-issued cellphone and cellphone number, your current Company-issued Surface Pro, a copy of your contacts database and copies of diaries, calendars and personal papers related to your terms and conditions of employment, participation in employee benefits, expense reimbursements and tax reporting and filing, provided, however that all Confidential Information is removed from each such device prior to your Retirement Date.

9. Mutual Nondisparagement. You hereby agree not to make false, disparaging or defamatory statements in public or in private regarding the Company or its officers, directors, employees, shareholders, agents or products at any time following the Retirement Date. The Company hereby agrees that it will direct its executive officers and directors, while employed by the Company or serving as a director of the Company, not to make any false, disparaging or defamatory statements in public or in private about you or otherwise disparage you in any manner that is likely to be harmful to your business reputation. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executive officers and directors will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

10. Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to the choice of law rules thereof.

11. Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits contemplated under this Letter Agreement either comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A. To the extent that the payments and benefits contemplated by this Letter Agreement are not exempt from the requirements of Internal Revenue Code Section 409A, this Letter Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A to the maximum extent possible, and shall be limited, construed and interpreted in accordance with such intent. You and the Company hereby agree that your retirement on the Retirement Date will constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A.

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12. Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement and the exhibit attached hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Employment Agreement). This Letter Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their respective heirs, successors and assigns, provided that you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your retirement from the Company, please sign and date one copy of this Letter Agreement in the space provided below and return the same to me for the Company’s records.

Very truly yours,

CIVITAS SOLUTIONS, INC.

By:	/s/ Bruce F. Nardella

Name:	Bruce F. Nardella

Title:	Chief Executive Officer and President

NMH INVESTMENT, LLC (with respect to Paragraphs 3 and 4 only)

By:	/s/ James L. Elrod, Jr.

Name:	James L. Elrod, Jr.

Title:	President

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my retirement from the Company, and I hereby confirm my agreement to the same.

Dated: August 19, 2015	/s/ Edward M. Muprhy
Edward M. Murphy

Retirement Letter Agreement Signature Page

EXHIBIT A

GENERAL RELEASE BY EDWARD M. MURPHY

I, Edward M. Murphy, in consideration of and subject to the performance by Civitas Solutions, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Retirement Letter Agreement by and between the Company and me dated as of August 19, 2015 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under paragraph 2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 2 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive my retirement from the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act;

or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my retirement from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the severance or related benefits to which I am entitled under the Agreement (including without limitation the severance benefits described in Section 6(b) of the Third Amended and Restated Employment Agreement by and between the Company and me dated September 17, 2014), (ii) any right to vested benefits under any Company-sponsored employee benefit plan in which I participated during my employment; (iii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, (iv) my rights as an equity holder of the Company or its affiliates, or (v) any claims which by law cannot be waived in a private agreement between employer and employee including, but not limited to, the right to file a charge with, cooperate with or participate in an investigation conducted or overseen by a governmental agency such as the Securities and Exchange Commission, the Office of Inspector General or the Equal Employment Opportunity Commission (collectively, the “Excluded Claims”).

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied other than the Excluded Claims. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

7. Neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties related to any Claims, I will pay all reasonable costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

10. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

11. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Edward M. Murphy

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